Exhibit 1.1

BYLAWS BANCOLOMBIA S.A.

CHAPTER I

NAME - TYPE - NATIONALITY - DOMICILE - OBJECT -TERM

Article 1. Name - Nature – Nationality.  Bancolombia S.A. is a Colombian business Stock Corporation, incorporated through public deed No. 388, January 24, 1945, granted before Notary’s office No. 1, Medellín.  It may also do business under the corporate name Banco de Colombia S.A., and may designate its commercial premises, products, and services, under the trade name of Bancolombia.

Article 2. Domicile. The main domicile of the Bank is the city of Medellín, capital city of the Province of Antioquia, Republic of Colombia, where its main corporate business and premises are also located.

The domicile may not be changed without prior resolution from the General Meeting of Shareholders.

Article 3. Corporate object. The Bank's Corporate Object consists of all the banking operations, business, acts and services, performed through the banking establishment bearing its name and subject to the applicable legal provisions.

In the implementation of its corporate object and subject to the restrictions and limitations imposed by the law, the business Corporation may develop all the activities authorized to such kind of establishments and perform the investments allowed to perform.

In the Bank's corporate object are included such acts which are directly related with it and those whose purpose is to exercise the rights and fulfill the obligations, legally or conventionally derived from the existence and activity of the Corporation.

The Corporation may also participate in the capital of other corporations, when it is authorized by law, within the terms, and with the requirements, limits or conditions established by such a law.

Article 4. Term. The term of the corporation will extend until December eight (8), 2144.

CHAPTER II

CAPITAL

Article 5. Authorized Capital. The authorized capital of Bancolombia S.A. is seven hundred thousand million Colombian Pesos (COP 700,000,000,000), divided into one million four hundred thousand shares (1,400,000,000), of a par value of five hundred pesos (COP 500.oo) each share.

Article 6. Subscribed and Paid-In Capital. The subscribed and paid-in capital of Bancolombia S.A. shall be established and set in accordance with the Law, these bylaws, and any provisions contained in the regulations governing financial institutions.

Article 7. Variations of Capital. The authorized capital may be modified only by the General Meeting of Shareholders in compliance with the requirements of the Law, in accordance with the relevant amendment to the Bylaws, legally approved and formalized. Any modification to the subscribed and paid-in capital stock shall be certified by the Statutory Auditor in accordance with the legal provisions and shall be filed with the mercantile public record.

CHAPTER III

STOCK AND STOCKHOLDERS

Article 8. Share Classes.  The company's shares are certificated and of capital stock and these may be a) common, b) privileged, and c) with preferred dividend and without voting right. To the extent that it is not contrary to their nature, privileged shares shall be subject to the provisions in these Bylaws that are applicable to common shares.

Shares in which social capital is divided will circulate in an electronic way; consequently, any negotiation or affectation to their rights will be legalized by electronic registry or registry in an account through a Centralized Securities Deposit. Pursuant to article 5 of the Bylaws, all shares issued shall have the same nominal value.

Article 9. Limits on the issuance of shares with preferred dividend and without no voting rights.       In the terms of Law, shares with preferred dividend and without voting rights, may not represent more than fifty percent (50%) of the subscribed capital.

Article 10. Certificates. Banks’s shares will be represented in deposited macro certificates and under the custody of Centralized Securities Deposit, for the shareholder’s rights, the notation and the registration of the certificate in Shareholders’ Book will be sufficient, with which he will credit his ownership before Centralized Securities Deposit.

Article 11. Payment of Shares. While shares are not fully paid up, only provisional certificates shall be issued to shareholders.

Article 12. Shareholders’ book. The Corporation shall keep a Stock Record in the manner prescribed by the law, where each stockholder's name, nationality, domicile, and identification number shall be recorded. Bearing in mind that the transfer of shares will be made with the notation on the account by    Centralized Securities Deposit and its registry in the Shareholder’s book, the bank will acknowledge the quality of shareholder or owner of shares only to the person who appears registered in the Shareholder’s book. Likewise, any lien, encumbrance, fractioning, use, legal demand, existing cautionary actions, or those which may be against the bank, as well as any other affectation of them will be in force or will be legalized, as the case may be in the corresponding registry through the notation in the accounts of Centralized Securities Deposit, according to Colombia Securities market. Consequently, no sale or transfer of shares, lien or limitation, encumbrance or adjudication, will have any effect in relation to the bank or the third parties unless they are registered in the Shareholder’s book, to which the bank cannot deny unless there is an order of authorized authority or for shares for which requirements have not been met.

PARAGRAPH: Through decision of Board of Directors, the Bank could delegate on a specialized entity or a Centralized Securities Deposit, the keeping of the Shareholder’s book.

Article 13. Shareholder’s information. Bank shareholders shall update required information for registry, control of money laundering. Information and data contributed, including contact, financial and commercial information, will be kept by the Bank, entity authorized to file and use it for the compliance of obligations and rights it has as issuing Bank. This information may be provided to Centralized Securities Deposit and or to a delegated entity for the shareholders’ assistance; these entities will also be committed to use it, keep it, custody it and use it according to the norms of securities market in which shares are negotiated.

All these without preventing the use of such information by authorized authority.

Article 14. Negotiation of Shares. Shares are negotiable in accordance with the Law, except in the cases legally exempted and their sale will be legalized through a notation in an account by Centralized Securities Deposit.

The Bank does not assume any responsibility by reason of facts or circumstances that might affect the validity of the contract between the transferor and the transferee of shares.

Article 15. Negotiation of Unpaid Shares. Shares not paid up may be negotiated in the same manner as paid-up shares, but both assignor and assignee shall also be responsible for the unpaid amount.

Article 16. Pending Dividends. When in the letter of transfer of shares or in the respective order the contrary is not explicitly stated, pending dividends shall belong to the buyer of the shares from the date of the letter or the order of transfer.

Article 17. Non-Transferable Stock. No stocks whose register has been cancelled or prevented by order of competent authority can be alienated.

To transfer stock whose ownership is under litigation, authorization from the respective judge is needed; as to attached shares, authorization from the plaintiff is also needed.

Article 18. Shares Given as Security and Usufruct. Shares levied with securities may not be alienated without consent of the creditor.  The security on shares does not give the creditor the rights inherent to the capacity of shareholder but with authorization of explicit agreement. The writing or document containing the corresponding agreement shall be sufficient to exercise the rights conferred on the creditor before the Bank.

The security shall be legalized through registration in the Shareholder’s book.

Except explicit stipulation to the contrary, the usufruct shall confer all the rights inherent to the capacity of shareholder excepting the right to alienate or encumber them and their reimbursement after liquidation.  For the exercise of rights reserved by the owner, the presentation of the writing or document where such reserves are made is sufficient.

Article 19. Attachment of Shares. The attachment of shares shall be carried out with the registration in the Shareholder’s book with written order from the competent officer. The attachment covers the corresponding dividend and can be restricted only to this.  In this last event, the attachment shall be carried out through order of the judge to perform the attachment and to place the respective amounts at his disposal.

Article 20. Withholding of Dividends. Whenever there is litigation over shares and withholding of their dividends is ordered, the Bank shall keep these in deposit on hand, without interests, until the official ordering the withholding notifies to whom they shall be provided.

Article 21. Adherence to the Bylaws and the Code of Good Governance. It is understood that anyone who acquires shares in the Bank, either by virtue of a subscription agreement, or by transfer, or any other purchasing instrument, is subject to these bylaws and its Code of Good Governance.

Article 22. Taxes. Taxes levied on the issuance and transfer of stock certificates are to be charged to the stockholders.

CHAPTER IV

SUBSCRIPTION OF NEW STOCKS

Article 23.  Share Issuance and Regulation. The shares currently on reserve, and those subsequently created by the General Shareholders´ meeting, shall be issued on the times and according to the basis determined by the competent corporate body.

It is a duty of the Board of Directors, to order the issuance of common stocks, and to publish the respective regulation of the issue of shares, subject to the applicable legal and statutory provisions.

The issuance of shares with preferential dividends and without voting right shall be ordered by the General Shareholders’ Meeting, and its regulation may be delegated to the Board of Directors.

If shares with preferential dividend and without right to voting are issued, the issuance regulation may indicate if they can be converted into common stocks, the term for such conversion and if it is optional or compulsory.

In a similar way, when because of changes in the Bank structure, the type of shares with preferential dividend and without right to voting disappear, such shares shall be converted in common shares.

If shares with preferential dividends and without right to voting are converted into common shares, each share of the first kind, shall be entitled to one share of the second kind.

Issuance of privileged shares shall be approved by the General Meeting of Shareholders, which shall determine the nature and extent of any privileges, subject to the Bylaws and the legal provisions; and shall further regulate the placement thereof.  Likewise, the diminution or suppression of privileges will be determined by the General Meeting of Shareholders.

Article 24. Preemptive Rights. In the regulation of subscription of shares, the pre-emptive right in favor of stockholders shall be regulated, indicating the proportion and manner such stockholders will be able to subscribe the new issued shares.  The term for the exercise of this right shall also be stated in the regulation and it shall not be less than fifteen (15) business days after the date when the Bank transmits the offer to the stockholders in the manner provided for in these bylaws to call the General Meeting of Shareholders.

The right to subscription of shares is negotiable since the date of the notice of the offer, through written document indicating the name of the assignee or assignees.

In the event there are stockholders with preference dividend and without right to voting, to safeguard the pre-emptive right of these shareholders, the legal and statutory provisions on the matter shall be observed.

Likewise, when approving the issuance of privileged shares, applicable regulations shall govern.

PARAGRAPH: The Board of Directors in the same resolution about placement of stocks, may authorize the Presidency to sell, through direct negotiation with third parties, or outside the stock market, the remaining stock of the issuance once the time for the exercise of the pre-emptive right has elapsed.

Article 25. Placement without pre-emptive right. The General Meeting of Shareholders through favorable voting of at least seventy per cent (70%) of the stock represented at the meeting may dispose that a certain issuance of stock be placed without subjection to the pre-emptive in favor of the shareholders.

Article 26. Payment of issued stock. The issued stock shall be paid in cash in the manner indicated in the regulation. When this provides cancellation by installments, not less than a half shall be paid at the moment of subscription, and the balance in a maximum term of one year.

Article 27. Minimum value of shares and authorization of issuance. The Bank may not issue shares for a price lower than their par value, and to be able to perform the subscription of the issued shares, approval of the respective regulation shall be obtained from the Superintendency of Finance.

CHAPTER V

SHAREHOLDERS’ REPRESENTATION

Article 28. Powers of Attorney. Shareholders may be represented before the Bank to deliberate and vote at the General Shareholders' Meeting, for the collection of dividends, and for any other purpose, by means of a power of attorney granted in writing or by any electronic means, according to the law.

The Bank shall make valid the proxies set up and votes cast by shareholders using electronic mechanisms, according to the terms established for this purpose by Colombian law and as regulated by the Board of Directors.

Article 29. Indivisibility of shares. Shares are indivisible, and therefore, when due to any legal or conventional cause, a share belongs to several people, these shall appoint a single and common representative to exercise the rights corresponding to the capacity of shareholder.  In the absence of agreement, any interested party may request the judge with jurisdiction on the corporate domicile, the appointment of a representative of such shares.

Article 30. Representation of illiquid succession. When an illiquid succession own Bank's stock, the executor with tenancy of property shall exercise the stockholders' rights.  If there are several executors, they shall appoint a single representative, unless one of them would have been authorized by the judge to such effect.  In the absence of executor, the representation shall be exercised by the person elected by a majority of votes of the successors recognized in the proceeding.

Article 31. Exercise of the Representation. The Bank shall only recognize one representative per shareholder, whether this is a natural or legal person, a community, or a corporation. At the meetings of the General Meeting of Shareholders, the representation, and the right to voting are indivisible, that is, the representative or proxy is not allowed to fraction the vote of his principal or donor, which means that he may not vote with a group of represented shares, in one sense or for certain persons, and with another or other shares to the contrary or for other people.  This indivisibility is not opposed, nevertheless, to the fact that the representative or proxy of several natural or legal persons, or several individuals or collectivities, may vote in each case adhering separately to the instructions given by each person or group represented or principal, but without dividing, in any event, the votes corresponding to the same person.

Article 32. Legal capacity. The fact that a person is registered in the stock record does not entitle him to exercise his shareholder's rights if he lacks legal capacity.  In such case, those rights shall be exercised by his legal representative.

Article 33. Incompatibility of Administrators and Employees. While they hold their positions, the administrators and employees of the Bank may neither have power to represent other people's shares at the meetings of the General Meeting of Shareholders, nor substitute the powers conferred on them.  This prohibition does not include the case of legal representation.

They may neither vote, even with their own shares, the decision whose object is the approval of the end-of-term balances and accounts, nor those of the liquidation.

CHAPTER VI

MECHANISMS FOR CONFLICT RESOLUTIONS

Article 34. Dispute resolution mechanisms. Any differences of opinion that may arise between shareholders related to the company’s overall performance, its operations, projects and businesses, shall be discussed and resolved by the General Shareholders' Meeting, subject to the law and these bylaws.

An attempt will be made to resolve individual disputes that may arise between shareholders and the Bank or its directors, or between shareholders, by means of a direct agreement, which shall have a term of thirty (30) business days from the date on which either party enjoins the other in writing, either via e-mail or any other written means.

Any differences that arise between the shareholders and the Bank or between the shareholders and the Bank´s directors, or between the shareholders themselves due to their status as such, during the course of the company’s existence, upon the Bank's dissolution, and during its winding-up, which have not been resolved by direct agreement within thirty (30) business days, shall be submitted to the binding decision of an Arbitration Tribunal which will sit at the Arbitration and Conciliation Center of the Chamber of Commerce of Medellin, subject to the following rules:

(i) The tribunal shall be composed of three (3) arbitrators appointed by the parties by mutual agreement within ten (10) business days of a request submitted by either party to the other. If there is no agreement, the Arbitration and Conciliation Center of the Chamber of Commerce of Medellin will appoint them from a slate of ten names the parties submit together within ten business days of the expiration of the aforementioned period, or failing that, will make the appointment subject to the rules of the Chamber of Commerce.  For the purposes of this clause, a party will be understood as a person or group of persons that maintain the same claim.

(ii) The rules of the Arbitration and Settlement Center of the Chamber of Commerce of Medellin will apply.

(iii) The Tribunal will decide according to the law.

PARAGRAPH. This clause also applies to any difference between the shareholders, the Bank or its directors with any person who, by reason of any act or contract enforceable against it, is the holder of any political or economic right deriving from shares issued by the Bank, which arises by reason of the exercise of such rights.

CHAPTER VII

MANAGEMENT AND DUTIES OF DIRECTORS AND OFFICERS

ARTICLE 35. Direction and Management Bodies. For the purposes of its direction and management, the Corporation has the following bodies:

1. General Meeting of Shareholders

2. Board of Directors

3. Presidency

Each such body shall have the functions and attributes provided in these bylaws, pursuant to the special provisions herein contained and the legal provisions.

Article 36. Duties of the Directors. The Bank’s directors must act in good faith, with loyalty and with the diligence of a good businessman. Their actions shall be carried out in the interest of the company, considering the interests of its associates.

In the performance of their duties, and in fulfillment of their functions, directors shall:

1. Carry out efforts that lead to the proper performance of the corporate purpose.

2. Ensure strict compliance with legal or statutory provisions.

3. Ensure that the functions entrusted to the Statutory Auditor are properly carried out.

4. Safeguard and protect the Company’s commercial and industrial reserves. Any person appointed as a member of the Board of Directors will adhere to the Information Management Regulations in the Code of Good Governance and is obliged to sign the Agreement for the Access and Use of Information.

5. Refrain from misusing inside information.

6. Treat all members equally and respect their rights of inspection.

7. Refrain from participating, directly or through an intermediary, for their own benefit or for the benefit of third parties, in activities that involve competition with the company or acts that give rise to conflicts of interest.

All directors, administrators and officers faced with potential conflicts of interest or who consider they may be facing one, must proceed as follows:

In any situation where doubts exist regarding the potential existence of a conflict of interest, the director, administrator or officer will be bound to proceed as though it existed, and the procedure established for this purpose by these Bylaws, the Code of Good Governance, or any other regulations or policy applicable as a result of belonging to a financial conglomerate, under applicable law, will be followed.

The Bank's business relations with its major shareholders shall be conducted within the limitations and conditions established by applicable regulations, and in any event, under market conditions. The Bank's economic relations with its directors, CEO, and top executives, shall be conducted within the limitations and conditions established by applicable regulations, and by regulations related to the prevention, management, and resolution of conflicts of interest.

8. Comply with the rules of conduct and the obligations the law imposes on the directors of financial institutions, especially those related to bank management risks, under the principle of service in the public interest.

9. In general, comply with all legal and statutory provisions, as well as those found in the Bank's Code of Ethics and Good Governance.

CHAPTER VIII

GENERAL MEETING OF SHAREHOLDERS

Article 37. Composition. The General Meeting of Shareholders shall consist of the stockholders registered in the Shareholder’s book, in person or through legal representative or attorneys authorized with power of attorney conferred in writing, met with the quorum and the conditions set forth in these bylaws.

PARAGRAPH: For the Bank electronic participation of shareholders by internet will be valid, as well as the electronic vote, according to applicable legislation.

Article 38. President of the General Meeting of Shareholders. The General Shareholders' Meeting shall be chaired by the President of the Bank; in his absence, by the members of the Board of Directors, according to their order; in the absence of the foregoing, by the person appointed by the General Shareholders’ Meeting among the participants at the meeting, by majority of the votes corresponding to the shares represented therein. The Secretary of the Bank shall act as Secretary of the General Meeting, and in his absence, the person appointed by the President of such meeting.

Article 39. Summons. Summons for both ordinary and extraordinary sessions of the General Shareholders’ Meeting shall be issued by means of a notice published in at least one widely circulating newspaper in the Bank’s principal place of business.

For meetings at which year-end balance sheets, increases in authorized capital, reductions in subscribed capital, spin-offs, mergers, or the assignment of assets, liabilities and contracts representing more than twenty-five percent (25%) of their total value are to be examined, or where members are to be elected to the Board of Directors, the summons shall be issued at least fifteen (15) business days prior to the date set for the meeting; in all other cases, five (5) calendar days’ notice will suffice. When calculating these deadlines, neither the day on which the summons is issued nor the day of the meeting will be counted.

The agenda shall be included in the summons.

PARAGRAPH: For meetings at which year-end balance sheets, increases in authorized capital, reductions in subscribed capital, spin-offs, mergers, or the assignment of assets, liabilities and contracts representing more than twenty-five percent (25%) of their total value are to be examined, or where members are to be elected to the Board of Directors, these points will be included in the agenda and in the summons.

For these proposals, the Directors will prepare a report on the reasons for the proposal, which will be made available to shareholders at least fifteen (15) business days before the date set for the meeting.

In the event of spin-offs, mergers and transformations, the notice shall expressly indicate that shareholders may exercise their right of withdrawal.

Article 40. Ordinary meeting. The General Shareholders' Meeting shall be held every year, no later than the thirty-first of March, for the purpose of assessing the situation of the Bank, designating and electing directors and other officers, reviewing reports, accounts, and balance sheets of the preceding fiscal year, deciding on the distribution of profits and agreeing on all measures deemed necessary to ensure achieving the company’s objective. The date of the meeting shall be established by the Board of Directors, and such meeting shall be called by the President of the Bank. If not so called, the Meeting shall automatically take place on the first business day of April, at 10:00 am, at the Bank’s principal executive offices, where the shareholders will meet and make decisions with a majority vote of the number of represented shares at the General Shareholders Meeting.

PARAGRAPH: The shareholders may examine the financial statements, accounting books, vouchers, the report from the administrators supporting the increase to the authorized capital stock or the decrease of the subscribed capital stock, as the case may be, and every other documents and relevant information of the company, within the deadline and subject to the formalities provided by Law and the Code of Good Governance.

Article 41. Extraordinary sessions: Extraordinary meetings shall be held when required by the Bank’s unforeseen or urgent needs, and will be summoned by the Board of Directors, the CEO or the Statutory Auditor, either on their own initiative or when applicable regulations do not provide differently regarding the legitimation to request a summon, at the request of a plural number of shareholders representing no less than ten percent (10%) of the subscribed shares.

At the sessions called under this article the Shareholders’ Meeting may not deal with matters other than those indicated on the agenda included with the summons, except by a decision made by the number of shareholders required by law and once the agenda has been exhausted.

The shareholders’ request must be made in writing and clearly indicate the purpose of the summons.

PARAGRAPH: The Financial Superintendent may order that the Shareholders’ Meeting be summoned to extraordinary sessions or may summon it directly, in the cases provided for by law.

Article 42. Place of meetings. Except in the case of representation of all subscribed shares, General Meetings of Shareholders shall take place in the municipality of the Bank's main domicile, on the day, time and place set out in the notice of meeting.

PARAGRAPH: Likewise, remote, or mixed meetings may take place in the terms authorized by law, in which case the shareholders must have the necessary means to participate in the corresponding meeting.

Article 43. Meeting without notice. The General Meeting of Shareholders may validly meet, deliberate, and decide in any place, without need of prior notice, if all subscribed shares are duly represented.

Article 44. Deliberation Quorum. There shall be quorum to deliberate with the presence of shareholders representing, at least, one half plus one of the shares entitled to vote at the relevant meeting, whether ordinary or special.

If due to lack of quorum the meeting is not held, a new meeting shall be called which may validly deliberate and make decisions with any plural number of people, no matter the number of shares represented thereat.

The new meeting shall neither take place before ten (10) days, nor after thirty (30) days, both ends of business days computed from the date of the adjourned meeting.

PARAGRAPH 1: Issues requiring, pursuant to the law or these bylaws, voting of a special majority of the issued stock, may only be discussed, and passed if the number of shares required in each case is present.

PARAGRAPH 2: Issued stock reacquired by the corporation shall not be computed, in any event, to constitute a quorum.

Article 45. Functions of the General Meeting of Shareholders. The General Meeting of Shareholders shall exercise the functions listed below, in accordance with the Law:

1. Amend the Corporate bylaws.

2. To decree the merging of the Corporation, its demerging through subdivision of the Corporate equity, absorption of another financial Company in which the total assets in circulation have been acquired, conversion, and cession of assets, liabilities and contracts or a part of them higher than 25% of the total of operations of them which may be deems as strategic ones.

3. To decree anticipated dissolution of the Corporation and o its liquidation.

4.  Issuing privileged shares, regulating their placement, determining the nature and scope of privileges, diminishing, or suppressing them, subject to the bylaws and to legal provisions.

5. To order the issuance of preference shares, which regulation can be delegated into the Board of Directors.

6. To regulate that a certain issuance of shares be placed without being subject to the pre-emptive right.

7. Examining, approving, disapproving, modifying, and concluding the year-end financial statements and accounts to be rendered at the end of fiscal year by the Board of Directors and the President, or when required by the General Meeting of Shareholders.

8. To appoint, from its members, a plural committee to study the accounts, inventories, and balances when these are not approved, and report the results to the General Meeting of Shareholders when they required it.

9. To order the distribution of profits, providing for reserves and dividends.

10. To elect for a two-term year and according to succession policies that the Shareholder’s assemble has established to the Board of Directors composed of seven (7) Directors to determine their compensation and to remove them at its sole discretion.

11. To elect, for two (2) year terms, the Statutory Auditor of the Corporation and his Alternate, and assign their fees and remove them at its discretion.

12. To designate for periods of two (2) years, the Financial Consumer Defender and his alternate, and dismiss them freely.

13. To order actions against managers, directors or Statutory Auditor.

14. To approve policies and guidelines to be taken into consideration or the variable remuneration of presidents and vice-presidents if such remuneration is represented in Bank shares or lined to their Price.

15. To exercise all other functions according to the bylaws and Law. And in general, those which do not correspond to any other body.

16. To generally adopt measures to comply with bylaws and common interest of shareholders.

FIRST PARAGRAPH: Functions stated in numbers 1 to 14 in this article cannot be delegated.

SECOND PARAGRAPH: The General Meeting of Shareholders shall exercise its functions under the supervision and authorization of the Superintendency of Finance, when legally required. The Bank shall communicate to such Superintendency the date, time, and place of each meeting of the General Meeting of Shareholders.

Article 46. Decisions Majorities. Generally, all resolutions by the General Meeting of Shareholders shall be adopted with the affirmative vote of the majority of shares represented at the meeting, taking into account that every share shall give right to one vote. The following decisions are exempted from the above rule:

1.The issuance of shares that do not imply the preference right, which will require the favorable vote of seventy per cent (70%) of the shares represented at the meeting.

2. The distribution of profits shall be approved by the Meeting with favorable vote of a plural number of shareholders representing at least seventy-eight per cent (78%) of the shares represented at the Meeting.

When the majority provided in the foregoing paragraph is not obtained, at least fifty per cent (50%) of the net profits, or from the balance thereof, shall be distributed, if loss from previous fiscal periods had to be cancelled. But if the amount of the reserves exceeds one hundred per cent (100%) the subscribed capital, the previous percentage will be raised to seventy per cent (70%).

3. When the payment of a dividend is to be paid with issued shares, a favorable vote of eighty per cent (80%) of the common shares represented, and eighty per cent (80%) of the preference shares subscribed shall be required.

4. In the event, that changes that would impair the conditions or rights established for the preference shares are to be approved, or when the conversion of such shares into common shares is to be voted, a favorable vote of seventy per cent (70%) of the common shares and of the subscribed preference shares, shall be required.

5. Those decisions, that according to the Law or by provision of these Bylaws, require a special majority.

Article 47. Elections and voting. Elections and voting by the General Shareholder’s Meeting will observe the following rules:

1.   Votes may be written and private, or oral and public, but not secret.

2.  The Assembly may not make appointments by acclamation.

3.  If substitute proposals are submitted regarding the items on the agenda, the original proposal of the managers or shareholders presented first in time will be voted on first and then the substitute proposals, in the order in which they were made. When one proposal receives enough votes for its approval, the remaining proposals shall not be put to the vote.

4. Election of the Statutory Auditor and its alternate will require an absolute majority of all shares represented and may be performed simultaneously with the appointment of members of the Board of Directors.

5. When electing members of the Board of Directors, the Shareholders’ Meeting must consider the criteria for selection, independence and disqualifications and incompatibilities provided for by law, these Bylaws, and those contained in the Bank’s Code of Good Governance, which will be shared regarding each candidate prior to voting. The election of a Board member that does not meet selection or independence criteria or is subject to disqualification or incompatibility will surpass the limits of the social contract.

Elections of independent directors shall be held by a separate vote from that of the other Board Members, unless it is ensured that the minimum number of independent members required by law or bylaws will be achieved, or, where only one slate is submitted, that slate includes the minimum number of independent members required by laws of bylaws.

Likewise, when setting the compensation for the directors, the Meeting shall consider the number and capacities of its members, their responsibilities and the time required, in such a way that such compensation adequately provides for the contribution the Bank expects from its directors.

6. To guarantee the right of all shareholders to examine the proposals of the candidates to the Board of Directors received by management in advance of the General Meeting and to comply with the prior review by the Good Governance Committee, shareholders interested in submitting slates for the election of members of the Board of Directors, in compliance with the principles of corporate governance, must submit: (i) candidates to the Board of Directors within five (5) business days of the summons to the session of the General Shareholders' Meeting. The proposal must include a communication signed by the candidates indicating that they meet the criteria of independence and that they are not subject to any disqualifications or incompatibilities; and (ii) slates made up of candidates previously submitted under the former item, at least five (5) business days prior to the date of the General Shareholders' Meeting.

Slates that do not comply with the above requirements and terms will not be put to a vote. Candidates and slates must be submitted in writing, through the offices of the CEO or Secretary General or through the Investor Relations Office.

The Good Governance Committee shall evaluate the suitability, disqualifications, incompatibilities, and compliance with independence requirements for the candidates submitted by shareholders and publish the results of its evaluation at least six (6) business days prior to the date of the Shareholders' Meeting.

7. The electoral quotient system will be applied for the election of members of the Board of Directors or any collegiate committee. This shall be determined by dividing the total number of votes validly cast by the number of persons to be elected. The count will begin with the slate that received the largest number of votes and in descending order. From each slate, as many names as the quotient in the number of votes cast by it will be declared elected, and if there are any places that remain to be filled, these will correspond to the highest residuals, counting them in the same descending order. Blank ballots will only be counted to determine the electoral quotient. If, at the time of the count, a person on one slate has already been elected because he or she appears on a previous slate, the person that comes next in the order of placement shall be chosen.

8. In the event of a tie in the residuals, in elections performed as provided for in the above rule, the position will be decided by drawing lots.

9. When the name of a candidate is repeated one or more times on the same slate, it will be understood that its name only appears on the first line of the slate they were included on. The other lines where they appear shall be understood to be occupied by the candidate immediately following them on the same slate.

10. If any slate contains a greater number of names than it should contain, the first names in the placement and up to the proper number shall be counted. If the number of names is less, the existing number of names will be counted.

11. When the Shareholders’ Meeting declares that the members of the Board of Directors have been legally elected, it shall number them in their order of appointment and election on the single slate or the several slates that, according to the number of votes received, have managed to have their candidates elected. It will thus decide, according to the order of the count, the first, second, third, fourth, fifth, sixth and seventh directors.

12. Members of the Board of Directors may not be replaced in by-elections, without proceeding to a new election of the entire Board, using the electoral quotient system, unless vacancies are filled unanimously.

13. Shares that the company owns in any capacity may not vote.

Article 48. Number of debates. All the acts of the General Meeting of Shareholders, amendment of the bylaws included, shall require a single debate, at one regular or special meeting.

Article 49. Minutes. The procedures of the General Meeting of Shareholders shall be recorded in the Minutes Record, which shall be registered at the Chamber of Commerce of the main domicile.

The Minutes Record shall be signed by the President of the General Meeting and by the Secretary or ad-hoc Secretary, and in the absence of this one, by the Statutory Auditor, and they shall be approved by a committee composed of two persons elected by the General Meeting of Shareholders at the same meeting. The minutes shall contain the details and other particulars required by the legal provisions. Minutes for remote meetings must be signed by a legal representative and by the Bank Secretary.

The resolutions of the General Shareholders Meeting regarding amendment of the bylaws and about dissolution of the corporation before the termination of its term shall be legalized by public deed executed by the President and the Secretary of the Bank.

Article 50. Participation by shareholders entitled to preferred dividend and without voting rights. Shares with preference dividend do not grant their holders right to participate at the General Meeting of Shareholders and to voting except in the following cases:

1. In the event that changes that may impair the conditions or rights fixed for such shares and when the conversion of such shares into common shares are to be approved. In this event, such change shall have the approval of the majority established under No. 4 Article 46 of these Bylaws.

2. When voting the advance dissolution, merger, transformation of the corporation or change of its corporate object.

3. When the preference dividend has not been fully paid during two consecutive annual terms.  In this event, holders of such shares shall retain their right to voting until the corresponding accrued dividends have been paid up to them.

4. When the General Shareholders´ Meeting orders the payment of dividends with issued shares. In this event, the decision shall be approved by the majority set forth under No. 3, Article 46 of these Bylaws.

5. If at the end of a fiscal period, the Bank does not produce sufficient profits to cancel the minimum dividend, and the Superintendency of Finance by its own decision, or upon petition of holders of preference shares representing at least ten per cent (10%) of these shares, provides that benefits that decrease the profits to be distributed, had been concealed or misled, it may determine that the holders of these shares participate with right to speaking and voting at General Shareholders´ Meeting, according to the provisions of the Law.

6. When the register of shares at the Stock Exchange or at the National Register of Securities is suspended. In this event, the right to voting shall be maintained until the irregularities that determined such cancellation or suspension disappear.

CHAPTER IX

THE BOARD OF DIRECTORS

Article 51. Composition. The Board of Directors is composed of seven Directors, with the character of first, second, third, fourth, fifth, sixth and seventh, according to their order of election. In accordance with Colombian laws, the Board of Directors shall not be composed by a number of members employed by Bank that could by themselves form the majority required to take any decision.

Article 52. Vacancy. The absence of a director for a period of more than three months, shall produce vacancy of his post.

Article 53. Qualification and Inauguration of Directors. Any Director, before taking office, shall await until the Superintendency of Finance qualifies him, authorizes his inauguration and he takes an oath pursuant to the provisions of the law.

Article 54. Incompatibility due to Kinship. The Board of Directors may not be composed of any majority of people linked by marriage or kinship with the third degree of consanguinity, or second of affinity, or first civil; should the Board be elected breaching this article, it cannot act, and the previous Board shall continue in the exercise of its functions, and it will therewith call the General Meeting of Shareholders to new elections. Any decisions made by the Board composed of a majority breaching the provisions of this rule are nor valid.

Article 55. Term of Directors. The Directors shall be elected for two (2) year periods, but they shall remain in their positions until their successors are elected and qualified, save when they have been removed or declared incompetent before. The directors may be re-elected and removed at the discretion of the General Meeting of Shareholders even before the termination of their term.

Article 56. Board Members. Following qualification, the directors elected by the General Meeting of Shareholders shall hold a meeting to elect a President and a Vice President.

These positions may rotate among the members of the Board of Directors, in the manner determined by the Board of Directors and will have to oversee the efficiency and best performance of the Corporation. Under any circumstances, a legal representative of the Bank can be elected President of the Board of Directors. The President of the Board of Directors in coordination with the President of the Bank or the Secretary will participate in the preparation of the annual Agenda of meetings and will provide necessary guidelines for the execution, will oversee the timely delivery of information to the Board of Directors., will guide conversations with the purpose of assuring the participation of directors and the purpose of debates and will oversee evaluation processes of the body and its committees. They will also guide the interaction of directors among them and between the Board of Directors and the Shareholders.

In the event of temporary or accidental absences of the President of the Bank and in a temporary way until  the Board of Directors meets, the President of the Board of Directors will appoint as his deputy to one the vice-presidents who have legal representation.

Article 57. Board Meetings. The Board of Directors shall meet at least once a month on the day and at the time specified by the Board itself; and extraordinarily when summoned by itself, the Bank CEO, the Statutory Auditor, or two of its own members by means of a written notice sent to the Board members, and copied to the company’s President and to the secretary, indicating the agenda and the reason for the summons.

Summons for extraordinary sessions shall be notified at least three (3) calendar days in advance, but when all the members in office are assembled, they may validly deliberate in any place and take decisions without the need for a summons.

It may also hold remote meetings under the terms provided for by law.

Article 58.  Attendance of Bank officials. The President of the Bank shall attend the meetings of the Board with authority to speak but without right to voting.  The Statutory Auditor may attend under the same conditions.  In addition to these, other officials of the Bank may attend, but none of them will earn special remuneration for this attendance.

Article 59. Place of meetings. The meeting of the Board of Directors shall be held at the corporate domicile or at any place, that for special cases, agree the Board.

Article 60. Functioning of the Board of Directors. The operation of the Board of Directors shall be governed by the following rules and by those determined by law, the bylaws. The Code of Good Governance and all other norms or codes of the bank.

1. It shall deliberate validly without the presence of the Bank´s President, Bank´s Secretary or other members of the Bank´s administration.

2. It shall deliberate with a minimum of four (4) members.

3. All decisions shall be made with the affirmative vote of the majority of members, except when the Law requires a higher number of votes.

4. In the event of a tie in voting proposals or resolutions, these are deemed denied.  If the tie occurs when making an appointment, the voting shall be repeated, and if there is still a tie, such appointment shall be considered suspended.

5. Minutes shall be taken of all meetings, which shall be recorded in chronological order in a book, and shall include the date and time of the meeting, the names of the attendees, the matters discussed, the decisions adopted and the number of votes cast in favor, against or blank; the records left by the attendees, the appointments made and the date and time of the closing of the meeting.

6. The minutes shall be signed by the President or Vice President and by the Secretary of the meeting. The minutes of remote meetings must be signed by a legal representative and the Bank Secretary.

7. In fulfilling their functions, the directors must abide to the principles set forth in the Corporate Governance Code approved by the Board of Directors.

8. When a director finds that in the exercise of their duties they may be faced with a conflict of interest, they or any other director aware of the potential conflict, shall immediately inform the other Board members.  The director in a conflict situation shall, in any event, refrain from discussing and deciding on the matter giving rise to the conflict of interest; and the Board shall deliberate and decide without the participation of the directors in conflict if they are not required to form the quorum required to deliberate and decide. Otherwise, the dispute will be submitted to the competent body according to the regulations, including special regulations for financial conglomerates.

Article 61. Functions of the Board of Directors. Functions of the Board of Directors: The Board of Directors has sufficient powers to order the performance or conclusion of any act or contract included under the corporate purpose, to make any decisions required for the Bank to fulfill its purpose, and, in particular, it will have the following functions in the development of its responsibilities related to governance, senior management, business, control, and the promotion of ethical behavior:

1. Define the Bank's general policies and strategic objectives.

2. Create and abolish, subject to the legal provisions, the branches, and agencies abroad it considers necessary.

3. Fix the schedule of salaries and extralegal benefit payments.

4. Define the general structure he deems convenient for the proper management of the Bank and Bancolombia Group and approve the creation of vice-presidencies of the Bank.

5. Designate the Bank's President, his remuneration, to state his functions, to assure his following plan, and freely remove him.

6. To appoint vice-presidents, regional vice-presidents, general auditor, and all other executives directed subordinated to the President, to fix their evaluation policies payment and to make a follow-up to their management results and to freely remove them.

7. To determine the President's alternates in his definite, temporary, or accidental absences. This without preventing the temporary power of the President pf the Board to appoint a deputy, according to terms set up in article 56 of bylaws.

8. To designate the remaining legal representatives of the Bank.

9. To authorize the establishment of affiliates and subsidiaries, subject to the legal provisions, and transfer, subscribe or alienate shares, "quotas" or right in such affiliates or subsidiaries or in other corporations or enterprises where it holds a direct share of more than 20% of the corresponding company’s stock. In any event, authorization from the Board of Directors will be required for investments or divestments in corporations where the Bank holds a share of less than 20% of their stock, when the amount of the corresponding operation is greater than 5% of the value of the equity instruments account on Bancolombia’s separate balance sheet.

10. To order the issuance and regulate the subscription of common shares maintained on reserve and regulate the issuance of shares with preferential dividend and without right to voting, when delegated by the General Shareholders´ Meeting.

11. Set the date for the ordinary session of the General Shareholders' Meeting, within the period provided under these bylaws, and summon it extraordinarily when required by the Company’s unforeseen or urgent needs or when so requested by a plural number of shareholders representing no less than ten percent (10%) of the subscribed shares. In the latter case, the CEO shall submit the request to the Board of Directors at this body’s next meeting, and the summons shall be made on the date determined by the Board.

12. To give norms to the right to voting of shareholders through electronic means, according to provisions legally applicable to the Bank.

13. To authorize the year-end financial statements, the management's report and the project on profits distribution or cancellation of losses, to be submitted to the General Meeting of Shareholders in its ordinary meetings.

14. To submit, together with the Bank's President, to the ordinary General Meeting of Shareholders for approval or disapproval, the General Balance-Sheet as of December 31, of the immediately preceding year, accompanied by full details concerning loss and profits and the remaining Financial Statements of general purpose, the project for profits distribution, the written report from the President regarding his management, and the Board of Director's report on the Bank's economic and financial condition together with pertinent accounting and statistical data and any other special data required by Law. For the latter, the Board of Directors may accept the President's report or file a different or supplemental one.

15. To determine the investment to be given to the appropriations that, with the character of special funds or of the investment reserve, has ordered the General Meeting of Shareholders, and establish or modify the policies for transitory investment of moneys not immediately necessary for the development of the business of the Bank.

16. To regulate the placement of bonds on the basis that according to the law, may determine the meeting.

17. By explicit delegation from the General Meeting of Shareholders, order donations in favor of welfare, education, or civic services for the benefit of the Bank employees.

18. To determine the levels of suitability for the approval of the banking operations upon the amount, subject, connection with the establishment, etc. When due to operative norms or by disposition of the Code of Good Governance for its electronic use and or link to a banking operation is to be approved by the Board, its approval cannot be delegated.

19. To examine, when it deems it convenient, in person or through one or several delegates thereof, the books, documents, assets, offices and branch offices of the Bank.

20. To grant authorization to the Bank Administrators, in the cases and subject to the statutory requirements, to alienate or acquire shares of the corporation when dealing with operations other than speculation.

21. To authorize new operations and financial services, when the norm so requires it.

22. To appoint Centralized Securities Deposit or a specialized entity for the keeping of Bank’s shareholder’s book.

23. Oversee the proper structure and effectiveness of the Bank's internal control, risk monitoring and legal compliance system, submit the legally required reports to the General Shareholders' Meeting in this regard and make disclosures to shareholders and other investors, using the mechanisms defined in the Code of Good Governance, the main risks to which the Bank is exposed and its control mechanisms.

24. To designate the members of the Bank's Audit Committee that will support the Board of Directors in supervising the effectiveness of the internal control system and Independence and effectiveness of the auditing.

25. To appoint members of the Risk, Good Governance, Appointment, Compensation and Development, and Audit committees and all other support committees that when adopting the Code of Good Governance, the Board deems convenient for the exercise of its functions.

26. To approve the Bank’s Ethics Code, which will establish the principles and rules of conduct that will guide the attitude and behavior of directors, employees, officers, and collaborators regulating, among other aspects, mechanisms to prevent conflicts of interests and the use of privileged information. The Board of Directors will include in the Code the establishment and existence of an Ethics Committee and will regulate its activities.

27. To adopt, through approval of the Code of Good Governance, any necessary measures in connection to the Bank's governance, its conduct, and the information it discloses, to assure full respect of shareholders and investors' rights, the adequate management of its affairs and public disclosure of its performance and assure its compliance, reporting this to the Annual General Assembly.

28. To promote respect and fair treatment of all shareholders and other securities investors, in accordance with the parameters established by the regulatory control agencies of the public stock market, the Code of Good Governance and the internal regulations of the Bank.

29. By approving the Code of Good Governance, to regulate the procedure allowing investors to retain, at their expense and under their own responsibility, conduction of special audits on the company, regarding specific and determined matters.

30. By approving the Code of Good Governance, to define any programs for information to investors, the mechanisms for adequate submission of proposals and participation in assemblies, mechanisms for appropriate attention of their interests and the system for reception of claims from investors in connection with the enforcement of the rules contained in the Code of Good Governance.

31. To carry out an annual self-assessment of its performance and the performance of the Bank's President. The evaluation must include all aspects detailed in the Bank's Code of Good Governance.

32. The Board of Directors may present proposals to the General Meeting of Shareholders in all matters considered necessary for the best operations of the Bank, including among many others a proposal for remuneration of the Board of Directors.

33. To act as a consultant body for the President and the Bank and, generally, exercise all other functions conferred on it by these bylaws and the law.

PARAGRAPH: If a takeover bid is submitted to acquire Bancolombia shares, the Board of Directors, fulfilling its duties of diligence and loyalty toward the entity and its shareholders, and in view of its capacity as a systemically important financial institution, may contract impartial third parties to comprehensively analyze and evaluate all the components of the proposal, without limiting itself to economic aspects and including its sources of funding and the capacities of the bidder, including any links to the local and international financial sector.  The conclusions of the analysis contracted for consideration by the shareholders will be published to the market so shareholders can consider it when making their decision.

The foregoing is without prejudice to any confidential analyses and evaluations that may be requested by the Board of Directors for its own consideration.

Article 62. Delegation. The Board of Directors may delegate to the CEO or to a committee of Board members, whenever appropriate, for special cases or for a limited time, one or more of the functions listed in the preceding article, provided that their nature allows them to be delegated.

Article 63. Provision of vacancies. In the event of a definitive vacancy of a Director, the Board of Directors may call to a General Meeting of Shareholders to fill the vacancy, either by partial and unanimous voting or through a new election of the whole board, by the electoral quotient system as provided for in these bylaws.

CHAPTER X

PRESIDENCY

Article 64. President of the Bank – Capacity. The Government and direct management of the Bank shall be in the charge of the President who is appointed and removed by the Board of Directors at its own discretion.

Article 65. Replacement of the President. Upon temporary or accidental absences, and until the Board of Directors meet to appoint a deputy, the position of Bank's President shall be exercised by the Vice-president indicated by the president of the Board of Directors. In the event of absolute absence, that is, because of death, accepted resignation or removal, the Board of Directors shall appoint a new President. Until such appointment is made, the Presidency of the Bank shall be exercised as provided in the preceding paragraph.

Article 66. Hierarchical Superiority of the President. All the employees of the Bank, except the Statutory Auditor and his personnel shall be under the authority of the President in the performance of their duties.

Article 67. Functions of the CEO. The following are the functions of the CEO, which he or she shall exercise directly or through delegates:

1. To execute the decrees and resolutions of the General Meeting of Shareholders and of the Board of Directors.

2. To create the positions, offices, or employees that he may consider necessary for the best operations of the Bank; assign their functions, abolish or merger them.

3. To create and abolish, subject to the legal provisions, the branches, and agencies in the Colombian territory, necessary for the development of the corporate object.

4. To designate, remove and accept any resignations from the Bank's employees, as well as fix their salaries and compensation, except those whose designation and removal correspond to the General Meeting of Shareholders, to the Board of Directors or to the Statutory Auditor. All the foregoing may be done directly or through his delegates. The President shall be responsible for evaluating annually the performance of executives that are his direct subordinates.

5. To decide as to the absences, excuses and leaves of the Bank's employees, whether directly or through his delegates.

6. To order all actions concerning the acknowledgement and cancellations of benefit payments, subject to the provisions of the law and the Board of Directors.

7. To adopt the decisions related to the journalizing of depreciations, establishment of appropriations or reserves and other charges or entries to provide for depreciation, devaluation and guarantee of the Corporation's equity; method for valuation of inventories and other standards for the preparation and presentation of the inventory, the balance sheet and the profit and loss statement, subject to the laws, with the established accounting practices and the provisions of the Board of Directors.

8. To care for the collection and investment of the Bank funds and all the securities belonging to the Bank and received under custody or deposit be kept with due safety.

9.  To direct the placement of shares and bonds issued by the Bank.

10. To call the General Meeting of Shareholders and the Board of Directors to extraordinary meetings.

11. To present in the ordinary meeting of the General Assembly a written report regarding the managing of the company, including the measures whose adoption he recommends to the Assembly, and to present to it, jointly with the Board of Directors, the general balance sheet, the complete detail of the statement of results and the other annexes and documents required by law. The Financial Statements shall be certified in accordance with the law. This report shall contain, among others, a description of the risks inherent to activities related to the Bank, and other material aspects relating to the banking operation, in accordance with current applicable laws and regulations.

12. To represent the Bank to the companies, corporations, or communities in which it has an interest.

13. To visit the branch offices of the Bank when he considers it convenient.

14. To perform the functions that by virtue of delegation of the General Meeting of Shareholders or the Board of Directors are conferred on him.

15. To order the Internal General Rules of the Bank, its Branch Offices and Agencies.

16. To delegate any or some of his duties on the committees or officers that he considers convenient and for concrete cases; provided that these functions are not explicitly reserved to him, or those whose delegation is forbidden by the Law.

17. The president may present proposals to the General Meeting of Shareholders in all matters he consider necessary for the best operations of the Bank.

18. Make decisions related to the operation, management and organization of the Bank's investments.

19. All others corresponding to the position by law, these Bylaws, or the nature of the position.

CHAPTER XI

LEGAL REPRESENTATIVES OF THE BANK

Article 68. Legal Representation. For matters concerning the Company, the Bank’s legal representation, in and out of court, shall correspond to the CEO and the Vice-Presidents, who may act jointly or separately.

These representatives have powers to conclude or execute, with no limitations other than those established in these bylaws in the case of operations that must be previously authorized by the Board of Directors or by the General Shareholders' Meeting, all acts or contracts included within the corporate purpose or merely preparatory, ancillary or complementary to the achievement of the purposes pursued by the Bank, and those directly related to the Bank’s existence and operation. In particular, they may settle, conciliate, arbitrate and compromise the corporate business, conclude conventions, contracts, arrangements and agreements, initiate or assist in judicial, administrative or contentious-administrative actions where the Bank has an interest or must intervene, and file all appropriate remedies under the Law; withdraw any actions or remedies they may bring; novate obligations or receivables; give or receive goods in payment; configure attorneys-at-law or -in-fact, delegate powers to them, revoke mandates and proxies, and perform other acts that ensure the fulfillment of the Bank's corporate purpose.

In the event of the absolute or temporary absence of the CEO and the Vice-Presidents, the Bank shall be legally represented by the Board members in order of appointment, except for the director acting as Chair of the Board.

FIRST PARAGRAPH: Within the different regions and zones, and for all business conducted in connection therewith, the Regional Vice-Presidents and the Zone Managers shall also legally represent the Bank, the latter with respect to the Zone under their responsibility. Zone Managers may not conclude transactions for more than 17,241 (seventeen thousand two hundred and forty-one) current minimum legal monthly wages (CMLMW), excluding the constitution of third-party guarantees in favor of the bank for which they will have no limitations on amounts.

Besides, System Managers, Branch Managers, and Deputy Branch Managers, will have legal representation as regards issues related to their corresponding offices, and up to the following amounts:

Position	Maximum Amount
Deputy Branch Manager	800 CMLMW
Branch Manager	1,300 CMLMW
System Manager	1,800 CMLMW

System Managers, Branch Managers, and Deputy Branch Managers shall not be authorized to dispose of the Bank´s real estate, except in the case of financial rental and leasing operations.

SECOND PARAGRAPH: The Directors of Bancolombia’s legal areas may also be designated by the Board of Directors as legal representatives for the Bank. All other lawyers appointed by the Board of Directors for this purpose shall have legal representation exclusively for the matters and proceedings carried out before the administrative authorities, including the Financial Superintendent’s Office, and the jurisdictional branch of the public power.

CHAPTER XII

THE SECRETARY GENERAL

Article 69. Appointment. The Bank shall have a Secretary appointed by the Board of Directors, at its discretion, who shall also act as Secretary of the General Meeting of Shareholders, the Board of Directors, and the Presidency. For his appointment, the Board of Directors will accept a report prepared by a Board Committee as stated in the Code of Good Governance.

Article 70. Functions of the Secretary. The Secretary shall:

1. Coordinate the organization of the meeting of the General Meeting of Shareholders and the Board of Directors.

2. Communicate the calls to the meetings of the General Meeting of Shareholders and the Board of Directors.

3. Attend the meetings of the General Meeting of Shareholders and the Board of Directors.

4. Maintain, subject to the law, the minutes record of the General Meeting of Shareholders and the Board of Directors and authorize with his signature any copies issued thereof.

5. To oversee the Shareholder’s book.

6. In his capacity as Vice-President, exercise the Bank's legal representation.

7. Any others of special character conferred on him by the General Meeting of Shareholders, the Board of Directors, and the Presidency

CHAPTER XIII

AUDITING

Article 71. Appointment and Assumption of Office. The Statutory Auditor and its Substitute shall be designated by the General Assembly of Shareholders for periods of two (2) years, but they can be reelected indefinitely and removed by the Assembly at any time. The Substitute shall replace the principal in all the cases of absolute or temporary absence. Election of the Statutory Auditor according to Code of Good Governance, shall be based on an objective and public evaluation conducted by the Bank's Audit Committee, and submitted through the Board of Directors, on a fully transparent basis, with the previous analysis of at least two alternatives in aspects such as services offered, fees and expenses, experience, area knowledge, etc. Once elected, the Statutory Auditor and his substitute, they shall assume office, upon authorization from the Superintendency of Finance.

Article 72. Qualification. The Statutory Auditor and his Alternate shall be registered public accountants. Should a legal person be appointed as Statutory Auditor, this one shall appoint a registered accountant to audit the Bank accounts.

Article 73. Inabilities. Anybody who is a partner of the same corporation or of its affiliates, one holding any other position at the Bank, and the one he who is bound by marriage or kinship within the fourth degree of consanguinity, first civil or second of affinity, that is, copartner of the administrators and management officials, cashiers, treasures, Statutory Auditor, and accountant of the Bank may not occupy the position of Statutory Auditor.

Article 74. Incompatibilities. The Statutory Auditor shall not hold any other position either at the Bank or at its affiliates, and he is also forbidden to enter contracts with the corporation or to acquire shares thereof.

Article 75. Functions. The Statutory Auditor shall carry out the functions provided in the Second Book, Title I, Chapter VIII, of the Commerce Code, and is subject to the provisions therein, without harm to other provisions of other laws and regulations and the General Shareholders Assembly while it is compatible with the Examiner’s legal obligations.

PARAGRAPH: Revelation of findings: The Statutory Auditor, in his report to the Shareholders Assembly, shall include, in addition to what is required by law, the relevant findings he produces, so that the shareholders and other investors may rely on the necessary information to make decisions regarding the corresponding securities.

Article 76. Remuneration. The Statutory Auditor's remuneration shall be fixed by the General Meeting of Shareholders. The General Meeting of Shareholders where the Statutory Auditor is appointed shall include information related to the appropriations foreseen for the supply of human and technical resources, allocated to the performance of his functions.

CHAPTER XIII

BRANCH OFFICES AND AGENCIES

Article 77. Operation of Branches and Agencies. The branch offices shall be administered by an employee designated as Manager and the agencies shall be administered by an employee designated as Director. The Managers of the Branch Offices are authorized to act as legal representatives of the Bank in all the business done in relation to such offices.

Article 78. Coordination. The Board of Directors may ascribe several branch offices and agencies in the same or several municipalities to an administrative unit under the denomination indicated by the Board, in the charge of the immediate direction of an employee whose functions and title shall also be determined by the Board of Director.

CHAPTER XIV

BALANCES, PROFITS, RESERVE AND DIVIDENDS

Article 79. Intermediate Financial Statements. The Bank's intermediate financial statements shall be prepared on the last day of each month and shall be submitted to the Superintendency of Finance.

Article 80. Financial Statements. The company fiscal year shall be the calendar year. As of the thirty-first (31) of December, the company shall prepare a General Financial Statement, an income statement corresponding to the fiscal year ending on such date, and an inventory detailing all assets and liabilities of the company, in accordance with all legal requirements and established accounting regulations, which shall be submitted for consideration to the General Shareholders Meeting, together with the reports, projections and other documents required by law.

The company shall state the economic result of the company as a profit or loss per each issued share. This does not preclude that such results be, in addition, expressed in the aggregate, if so, accepted by the Shareholders Meeting.

Original copies of the General Financial Statement, together with the documents and corresponding attachments, will be sent to the Superintendency of Finance in the manner established by the legal provisions and in accordance with the instructions of the Superintendency.

Financial Statements shall be published in the manner provided by the relevant regulations.

PARAGRAPH: The Bank shall also present and make available, as applicable and in the manner and periodicity required by law, the consolidated financial statements with its subsidiaries, stating the financial condition, the results of operation, changes in the capital and the cash flows between the Bank and its subsidiaries.

Article 81. Legal Reserve. The Bank has established a legal reserve. Such reserve must amount to at least fifty percent (50%) of the subscribed capital, for which purpose ten percent (10%) of each year's profits shall be taken. Once the said limit has been reached, a lesser percentage or no amount may be set aside for said reserve. However, should the reserve fall below fifty percent (50%) of the subscribed capital, it shall be necessary to reach the limit in the manner stated above.

Reduction of the reserve below the minimum limit shall be allowed for the purpose of covering any losses more than non-distributed profits.

Article 82. Distribution of profits. Once the Balance Sheet has been approved, the appropriation for the payment of taxes of the corresponding taxable year has been made, and the transfers to the legal reserve, the General Meeting of Shareholders shall proceed to decree the distribution of the net profits, providing for reserves and dividends. The distribution of profits shall be made pro rata to the portion of the nominal value of the shares already paid. The amount of the profits to be distributed may not be less than the minimum percentage that shall be distributed among shareholders, according to the laws, except when the General Meeting of Shareholders determines otherwise, with the majority established by the same laws, and provided that the undistributed benefits are assigned to the legal reserve, or to the statutory and voluntary reserves, prior fulfillment of the provisions contained in the law and in these bylaws.

PARAGRAPH: The General Meeting of Shareholders may allocate a portion of the profits to welfare, education, or civic services, or to support economic organizations of the Bank employees.

Article 83. Shares with Preferred Dividend and without Right to Voting. Shares with preferred dividend, and without right to voting, are entitled to payment, on the profits of the fiscal year, after canceling the losses affecting the capital, once the amount that shall be legally set apart for the legal reserve has been deducted, and before creating or accruing any other reserve, of a minimum preferred dividend equal one per cent (1%) yearly on the subscription price of the share, provided this dividend is higher than the dividend assigned to ordinary shares, otherwise, the latter shall be recognized. The dividend received by holders of ordinary shares may not be higher than the dividend assigned to preferred shares.  Payment of preferred dividend shall be made on the time and manner established by the competent corporate body and with the priority indicated by the law.

Article 84. Dividend periods. The dividend periods may be different from the periods of the general balance sheet. It is incumbent upon the General Meeting to determine such dividend periods, the effective date of such, the system and place for its payment.

Article 85. Claim of dividends. The Company shall not recognize interest on dividends that are not claimed on due time and they shall remain in the charge of the Bank at the disposal of their owners.

Dividends not claimed within ten (10) years after they are caused are not withdrawable and shall be transferred to the reserve.

Article 86. Dividends in stocks. Subject to the decision of the General Meeting of Shareholders, the dividend may be payable in stock. This decision shall be compulsory to the stockholder's provided it has been approved of the majority in the manner provided for on number 3 of article 46 of these Bylaws. In the absence of this majority, the stockholder is free either to receive the stock dividend or to demand payment in cash.

Article 87. Absorption of Corporate Loss. Losses are cancelled with the reserves especially assigned to this purpose, with the undivided profits, with the Reserve Fund and, lastly, with the profits of the subsequent fiscal years.

The reserves whose end is the absorption of specific losses may not be used to cover different losses, unless otherwise provided by the Stockholder's Meeting.

Before losses from previous fiscal years affecting the capital are cancelled, profits may not be distributed; the losses affect the capital when because of them, the net capital decreases below the subscribed capital.

CHAPTER XV

DISSOLUTION AND LIQUIDATION

Article 88. Dissolution. The corporation shall be dissolved:

1. Due to the expiration of its term unless it is validly extended before its maturity.

2. When 95% or more of the issued stock belong to a single stockholder.

3. By reduction of the number of stockholders below the number required by the law for its establishment and operation.

4. By decision of competent authority in the cases provided by the laws.

5. By decision of the General Meeting of Shareholders.

6. Because of the impossibility for the corporation to develop the corporate purpose, the termination of it or the extinction of the thing or things object of its exploitation.

7. By any other cause set forth in the laws.

If legally possible, the Corporation may avoid that the occurrence of a cause of dissolution may have irreversible effect, if it promptly adopts the measures and remedies provided or permitted by the law and if it carries out the formalities demanded by the situation.

Article 89. Dissolution formalities. After the dissolution of the bank is declared, due to any causes expressed in law or in its bylaws, compliance with formalities stated in these bylaws and in norms in force shall be followed.

Article 90. Liquidation. Once the corporation is dissolved, its liquidation shall be performed therewith. It shall not, therefore, initiate new operations in the development of its object and shall maintain its legal capacity only for the acts necessary for the immediate liquidation.

The name of the Bank, once dissolved, shall always be accompanied with the legend, "under liquidation".

Article 91. Appointment of the liquidator. The liquidation and division of the capital shall be performed, subject to the legal provisions, by a special liquidator appointed by the General Shareholders' Meeting, without prejudice to the fact that the General Meeting may appoint several liquidators and determine, in such event, if they shall act jointly or separately.

The General Shareholders' Meeting shall appoint an alternate liquidator. Until the appointment of the liquidator and his alternate are made and registered at the Chamber of Commerce of the Corporate domicile, the President of the Bank, at the moment it starts its liquidation, shall act as liquidator and the members of the Board of Directors shall act as his alternates in the order of precedence, except for the chairman of the Board.

Article 92. Rules for winding up. The Company will be wound up and its assets divided under mercantile law, with special provisions for the winding up of financial institutions, including applicable regulations under the Civil Code, and observing the following rules:

1. The General Shareholders' Meeting shall be convened and shall meet at the times, in the manner and according to the terms prescribed for ordinary meetings and, extraordinarily, as many times as it is convened by the receiver, the Statutory Auditor, the Financial Superintendent’s Office, or when requested by a plural number of shareholders representing no less than 10 % of the subscribed shares, and subject to the provisions of these Bylaws. At such meetings, it shall perform all functions compatible with the state of liquidation and, in particular, those related to freely appointing, changing and removing the receiver(s) and their deputies, holding them to account, determining the assets to be distributed in kind and establishing priorities for the realization of assets, forms and deadlines for realization, contracting the price of the receivers’ services and adopt any other appropriate determinations by law.

2. The General Meeting of Shareholders may determine which property shall be distributed in kind, fix the value of such property or the manner of determining it, establish the manner of its assignment and authorize the liquidator to carry out the corresponding distribution, subject to the requirements of the law. The meeting shall have the power to authorize the assignment of in "proindiviso" assets by groups of shareholders, make arrangements for the sale of assets through private treaty among the shareholders or with the participation of external bidders, and arrange for the use of other approaches deemed proper.

3. Absolute majority of the votes present, shall be sufficient for the approval of the periodic accounts submitted by the liquidator, or of the occasional accounts he may be required to give as well as to authorize the assignment of property in kind, payments in kind, to carry out the transactions necessary or convenient to facilitate or conclude the liquidation, for the approval of the final account of the liquidation and the minute of the distribution.

Article 93. Duties of the liquidator. The liquidator or liquidators shall exercise their functions subject to the following standards:

1. They shall inform all creditors, in the manner required by the law, about the condition of liquidation of the Bank.

2. They shall make the inventory of assets and liabilities and submit it to the approval of the Superintendencia Financiera (Superintendency of Finance), in compliance with the pertinent legal provisions.

3. They shall also conclude any pending operations, require that previous administrators render account of the management of the Company's business, collect the "active" credits of the corporation, alienate the corporate property, subject to the rules approved by the meeting, maintain and custody the books and the correspondence, render accounts or present statements of liquidation and, in general, do anything deemed necessary for the extinction of the Bank.

4. The liquidator or liquidators shall cancel all the external liabilities before distributing the balance to the stockholders.

5. The balance of the assets shall be distributed among the stockholders, pro rata of the shares owned by each one.

6. The minute of distribution, once approved by the meeting, shall be legalized at a notary of the corporate domicile, together with the inventory procedures and the judicial action, in its case.

7. Once the final account of the liquidation has been approved by the General Meeting of Shareholders, each shareholder will be given his part in the manner determined by the law.

8. Once the liquidation has been duly concluded, its final approval shall be requested from the Superintendencia Financiera (Superintendency of Finance).

Article 94. Administrative liquidation. When the Superintendente Financiero (Superintendent of Finance) has the assets, property, and business of the corporation under his possession, for its liquidation, the relevant legal provisions shall be applied.